U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

The London Pacific Group 1990 Employee Share Option Trust
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   (Last)                           (First)             (Middle)

Whiteley Chambers, Don Street
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                                    (Street)

St Helier, Jersey                   Channel Islands
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

London Pacific Group Limited (OTC Bulletin Board ADR symbol: LDPGY.PK)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

October 1, 2002

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5.   If Amendment, Date of Original (Month/Day/Year)

March, 2000
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                        2A.         3.           Disposed of (D)                 Beneficially   Form:     7.
                                        Deemed      Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                          2.            Execution   Code         ------------------------------- ing Reported   (D) or    Indirect
1.                        Transaction   Date, if    (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security         Date          any         ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)    (mm/dd/yy)  Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                                           Deriv-    Form
               2.                                                                                          ative     of
               Conver-                     5.                                  7.                          Secur-    Deriv-   11.
               sion                        Number of                           Title and Amount            ities     ative    Nature
               or                          Derivative        6.                of Underlying       8.      Bene-     Secur-   of
               Exer-              4.       Securities        Date              Securities          Price   ficially  ity:     In-
               cise     3. *      Trans-   Acquired (A)      Exercisable and   (Instr. 3 and 4)    of      Owned     Direct   direct
               Price    Trans-    action   or Disposed       Expiration Date   ----------------    Deriv-  Following (D) or   Bene-
1.             of       action    Code     of(D)             (Month/Day/Year)            Amount    ative   Reported  In-      ficial
Title of       Deriv-   Date      (Instr.  (Instr. 3,        ----------------            or        Secur-  Transact- direct   Owner-
Derivative     ative    (Month/   8)       4 and 5)          Date     Expira-            Number    ity     ion(s)    (I)      ship
Security       Secur-   Day/      ------   ------------      Exer-    tion               of        (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)     Code V    (A)     (D)      cisable  Date     Title     Shares    5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Obligation to  3.26     10/01/02  H                 22,500   03/31/00 01/28/03 Ordinary  22,500            980,562   D
Sell Ordinary                                                                  Shares
Shares of 5 cents                                                              of 5 cents
each                                                                           each
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Obligation to  3.80     10/01/02  H                 2,500    03/31/00 05/14/05 Ordinary  2,500             0         D
Sell Ordinary                                                                  Shares
Shares of 5 cents                                                              of 5 cents
each                                                                           each
------------------------------------------------------------------------------------------------------------------------------------
Obligation to  3.80     10/01/02  H                 2,500    05/15/00 05/14/05 Ordinary  2,500             0         D
Sell Ordinary                                                                  Shares
Shares of 5 cents                                                              of 5 cents
each                                                                           each
------------------------------------------------------------------------------------------------------------------------------------
Obligation to  3.80     10/01/02  H                 2,500    05/15/01 05/14/05 Ordinary  2,500             0         D
Sell Ordinary                                                                  Shares
Shares of 5 cents                                                              of 5 cents
each                                                                           each
------------------------------------------------------------------------------------------------------------------------------------
Obligation to  3.80     10/01/02  H                 2,500    05/15/02 05/14/05 Ordinary  2,500             0         D
Sell Ordinary                                                                  Shares
Shares of 5 cents                                                              of 5 cents
each                                                                           each
====================================================================================================================================

Explanation of Responses:

* Column 3A has been ommitted from Table II as deemed execution dates are not applicable to the types of transactions being reported on.

  /s/ Ronald W. Green
      -------------
      Ronald W. Green
      Trustee
     -----------------------
      **Signature of Reporting Person                Date:  October 2, 2002


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.